Exhibit 99.1

Swift Energy Prices $250 Million Senior Notes Private Offering

November 15, 2011

HOUSTON—(BUSINESS WIRE)—Swift Energy Company (NYSE:SFY) announced today that it has priced its sale of $250 million principal amount of senior notes due 2022 in a private offering to eligible purchasers. The new senior notes will carry a coupon interest rate of 7 7/8%, and are being sold at 99.156% of face value, which equates to an effective yield to maturity of 8%. The Company expects to close the notes offering on November 30, 2011, subject to satisfaction of customary closing conditions.

Swift Energy intends to use the approximate $243 million of net proceeds from the offering for general corporate purposes, including funding of 2012 capital expenditures.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The estimates, forecasts, projections, or other statements contained herein, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business, which are set forth in the filings of the Company with the Securities and Exchange Commission.

Contacts

Swift Energy Company

Paul Vincent, Director – Finance & Investor Relations, 281-874-2700, 800-777-2412